EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTERRA INC

Proterra Inc, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THAT:

1.        The name of the Corporation is Proterra Inc and that the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on June 11, 2021 under the name ArcLight Clean Transition Corp.

2.        This Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Certificate of Incorporation was duly approved and authorized in accordance with Sections 242, 245 and 303(a), (b) and (c) of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), by an order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered on March 6, 2024, confirming the Fifth Amended Joint Chapter 11 Plan of Reorganization of Proterra Inc and its Debtor Affiliate, March 1, 2024 (including all exhibits thereto and as amended, modified and supplemented from time to time, the “Plan”) filed in the cases commenced under title 11 of the United States Code, 11 U.S.C. §§ 101 -1532, jointly administered as Case No. 23-11120 pending before the Bankruptcy Court).

3.        The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety so as to read as follows:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Prodigy Investments Holdings, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Kent County, Delaware 19904. The name of the Corporation’s registered agent at such address is Cogency Global Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) of a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the General Corporation Law of Delaware, (d) of a director or officer for any transaction from which the director or officer derived an improper personal benefit or (e) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article Sixth, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of Delaware, as it presently exists or may hereafter be amended from time to time.

SEVENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of Delaware or the Certificate of Incorporation or bylaws of the Corporation or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

TENTH:

1.        Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of any other Person or enterprise, including, without limitation, service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes of the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Tenth, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article Tenth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Tenth or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.

2.        Right of Claimant to Bring Suit. If a claim under Section 1 of this Article Tenth is not paid in full by the Corporation within thirty days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including, without limitation, the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the General Corporation Law of Delaware, nor an actual determination by the Corporation (including, without limitation, the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.        Indemnitor of First Resort. The Corporation acknowledges that the directors designated by the Majority Holder (as defined below) (collectively, the “Fund Directors” and each, a “Fund Director”) have certain rights to indemnification, advancement of expenses and/or insurance provided by their employers and certain of their Affiliates (collectively, the “Fund Indemnitors”). To the extent the Corporation has an indemnity obligation hereunder, the Corporation shall (a) act as the indemnitor of first resort (i.e., its obligations to the Fund Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such directors are secondary), (b) be required to advance the full amount of expenses incurred by the Fund Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Certificate of Incorporation of the Corporation (or any other agreement between the Corporation and a Fund Director), without regard to any rights a Fund Director may have against the Fund Indemnitors and (c) irrevocably waive, relinquish and release the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Fund Indemnitors on behalf of a Fund Director with respect to any claim for which such director has sought indemnification from the Corporation shall affect the foregoing. The Corporation shall promptly reimburse upon demand the Fund Indemnitors making any advancement or payment on behalf of a Fund Director with respect to any such claim, and, to the extent not fully reimbursed by the Corporation, the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Corporation.

4.        Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this Article Tenth shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

5.        Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article Tenth), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

6.        Impairment of Existing Rights. Any repeal or modification of this Article Tenth shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

7.        Construction and Presumption. This Article Tenth shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this Article Tenth is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

8.        Confidentiality. Any finding that a person asserting a claim for indemnification pursuant to this Article Tenth is not entitled to such indemnification, and any non-public information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.

9.        Severability. If any provision or provisions of this Article Tenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Tenth (including, without limitation, each portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Tenth (including, without limitation, each such portion of any paragraph of this Article Tenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to require the Corporation to indemnify and advance expenses.

ELEVENTH:

1.        In recognition and anticipation that (a) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Majority Holder may serve as directors, officers or agents of the Corporation, (b) the Majority Holder may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Eleventh are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Majority Holder or the Non-Employee Directors and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

2.        None of (a) the Majority Holder or (b) any Non-Employee Director (including, with respect to any Non-Employee Director who serves as an officer of the Corporation, in both his or her director and officer capacities) or his or her Affiliates (the Persons identified in clauses (a) and (b) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Eleventh. Subject to said Section 4 of this Article Eleventh, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

3.        The Corporation and its Affiliates do not have any rights in or to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer, client or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

4.        The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article Eleventh shall not apply to any such corporate opportunity.

5.        In addition to and notwithstanding the foregoing provisions of this Article Eleventh, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

6.        The Corporation shall not, without the prior written consent of the Majority Holder, amend, modify or revoke the provisions set forth in this Article Eleventh or any of the related definitions in Article Thirteenth at any time the Majority Holder holds any stock. Each stockholder of the Corporation hereby agrees to take all actions necessary or desirable to effect the foregoing sentence, including voting for or consenting to, or voting against or refusing to consent to, amendments to the Certificate of Incorporation (whether effected by merger, consolidation or otherwise) in order to give effect to the immediately preceding sentence. If any provision or provisions of this Article Eleventh or any of the related definitions in Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh or any of the related definitions in Article Thirteenth (including, without limitation, each portion of any paragraph of this Article Eleventh or any of the related definitions in Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Eleventh or any of the related definitions in Article Thirteenth (including, without limitation, each such portion of any paragraph of this Article Eleventh or any of the related definitions in Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article Eleventh or any of the related definitions in Article Thirteenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the bylaws of the Corporation, applicable law, any agreement or otherwise. This Article Eleventh or any of the related definitions in Article Thirteenth supersedes any conflicting corporate policies (including, without limitation, any procedures required under any corporate policy).

7.        To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh or any of the related definitions in Article Thirteenth.

TWELFTH: The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article Twelfth (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and

(c) in all events may be amended or eliminated from time to time in accordance with applicable law.

THIRTEENTH: As used in this Certificate of Incorporation, the following terms shall have the following meaning:

1.       “Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.       “Majority Holder” means Anthelion Capital Partners LLC and its Affiliates (other than the Corporation and the Subsidiaries of the Corporation, if any) and their successors and assigns.

3.       “Person” means an individual, corporation, limited liability company or partnership, association, joint stock company, trust, joint venture, unincorporated organization, the United States of America or any other nation, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, or other entity of any nature, including, without limitation, any pension, profit sharing or other benefit plan or trust.

4.       “Subsidiary” means: (a) any Person of which the Corporation owns, directly or indirectly, securities having a majority of the voting power in electing the board of directors directly or through one or more subsidiaries (or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity), or (b) any other Person of which the Corporation or any Subsidiary serves as general partner or managing member. The term Subsidiary shall include all Subsidiaries of such Subsidiary.

* * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer of the Corporation, this 13th day of March 2024.

/s/ Ewa Kozicz
Name: Title:	Ewa Kozicz President, Secretary, and Treasurer

[Signature Page to A&R Certificate of Incorporation of

Proterra Inc]